                                                                    EXHIBIT 10.9



                         TECHNOLOGY LICENSE AGREEMENT
--------------------------------------------------------------------------------

     THIS AGREEMENT, effective as of December 1, 1997 (referred to in this Agreement as the "Effective Date"), is made between GILBARCO INC., a corporation of Delaware having a place of business at 7300 West Friendly Avenue, Greensboro, North Carolina 27410 (referred to in this Agreement as "GILBARCO," and TOKHEIM CORPORATION, a corporation of Indiana having a place of business at 10501 Corporate Drive, Fort Wayne, Indiana 46845 (referred to in this Agreement as "TOKHEIM").


     WHEREAS, GILBARCO is the owner, by assignment, of U.S. Patent Nos. Re. 35,238 granted May 14, 1996 as a reissue of U.S. Patent No, 5,040,577 granted August 20, 1991 entitled "Vapor Recovery System for Fuel Dispenser," and U.S. Patent No. 5,355,915 granted October 18, 1994 entitled "Vapor Recovery Improvements," and U.S. Patent No. 4,876,653 granted October 24, 1989 entitled "Programmable Multiple Blender," and U.S. Patent No. 5,407,115 granted April 18, 1995 entitled "Printed Receipt Severing," and also is the owner of certain inventions in vapor recovery and gasoline dispensing systems which are described and claimed in those patents;

     WHEREAS, TOKHEIM is a manufacturer of gasoline dispensing systems and desires to obtain a license under GILBARCO's patents and to use its vapor recovery and gasoline dispensing system technology;

      WHEREAS, GILBARCO and TOKHEIM are currently parties to Civil Action No. 2:95CV00581 now pending in the United States District Court for the Middle District of North

Carolina ("Lawsuit"), in which GILBARCO charges TOKHEIM with committing infringement of GILBARCO's Patent Rights and acts of unfair competition in violation of N.C.G.S. 75-1.1;

     WHEREAS, GILBARCO and TOKHEIM desire to compromise and settle said litigation pursuant to the terms of this Agreement, including the entry by the Court of the Consent Judgment appended hereto as Exhibit A; and

     WHEREAS, TOKHEIM desires to exploit products incorporating GILBARCO's patented inventions and its technology.


     NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited and other good and valuable consideration, the parties hereto agree as follows.



                            ARTICLE I - DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the following meanings:

     1.1 "GILBARCO's Patent Rights" shall mean United States Patent No. Re. 35,238 granted May 14, 1996 as a reissue of United States Patent No. 5,040,577 granted August 20, 1991, United States Patent No. 5,355,915 granted October 18, 1994, United States Patent No. 4,876,653 granted October 24, 1989, and United States Patent No. 5,407,115 granted April 18, 1995, and all foreign counterpart patents thereof, and all reissues, reexaminations, divisions, continuations, or continuations-in-part of said patents.

     1.2 "Vapor Recovery Licensed Product" shall mean a TOKHEIM vacuum-assist vapor recovery system if the completed combination or any portion thereof is claimed in

GILBARCO's Patent Rights, including TOKHEIM's MaxVac(R) vapor recovery products. Vapor Recovery Licensed Products may have any number of hoses, up to eight (8), either active or inactive, per dispenser, and up to two (2) sides per dispenser.

     1.3 "Electronic Blending Licensed Product" shall mean a TOKHEIM electronic fuel blending system if the completed combination or any portion thereof is claimed in GILBARCO's Patent Rights, including TOKHEIM's Model -REB, -B3 and -B5 electronic blender products. Electronic Blending Licensed Products may have any number of hoses, up to eight (8), either active or inactive, per dispenser, and up to two (2) sides per dispenser.

     1.4 "Receipt Severing Licensed Product" shall mean a TOKHEIM printed receipt severing device utilizing a blade, if the completed combination or any portion thereof is claimed in GILBARCO's Patent Rights, including TOKHEIM's present models of print severing receipt devices utilizing a peaked stationary blade. Receipt Severing Licensed Products may have any number of hoses up to eight (8) and up to two (2) sides per dispenser.

     1.5 "Licensed Products" shall mean Vapor Recovery Licensed Products, Electronic Blending Licensed Products, Receipt Severing Licensed Products, and TOKHEIM gasoline pumps or dispensers incorporating Vapor Recovery Licensed Products, Electronic Blending Licensed Products, and Receipt Severing Licensed Products, and Related Technology, if the completed combination or any portion thereof is claimed in GILBARCO's Patent Rights.

     1.6 "Related Technology" shall mean the inventions in vapor recovery and gasoline dispensing systems which are described in GILBARCO's Patent Rights.

     1.7 "Subsidiary" shall mean a firm, company, or corporation in which a party owns or controls, directly or indirectly, at least a majority of the voting stock or control.

     1.8 "Parent" shall mean a firm, company, or corporation which owns or controls, directly or indirectly, at least a majority of the voting stock or control of a party. For the purpose of this definition, the stock owned or controlled by a particular firm, company or corporation shall be deemed to include all stock owned or controlled, directly or indirectly, by any other firm, company or corporation of which the particular firm, company or corporation owns or controls, directly or indirectly, at least a majority of the stock having the right to vote for directors thereof.

     1.9 "Affiliate" shall mean a firm, company, or corporation as to which a majority of the voting stock or control is owned or controlled, directly or indirectly, by a Parent of the party.


                              ARTICLE II - GRANTS

     2.1 Subject to the terms and conditions of this Agreement, and the entry by the Court of the Consent Judgment appended as Exhibit A, GILBARCO hereby grants to TOKHEIM for the term of this Agreement a nonexclusive, nontransferable (except as provided herein) worldwide license under GILBARCO's Patent Rights to make, have made, use, offer to sell and sell Licensed Products throughout the world, together with the right to convey to direct and indirect purchasers of such Licensed Products a nonexclusive license under GILBARCO's Patent Rights to use such Licensed Products so purchased, and the right to grant sublicenses with such grant to Subsidiaries. Affiliates and Parents of TOKHEIM, but no other sublicensing right is granted.


                            ARTICLE III - ROYALTIES

     3.1 As license fees for the transfer and license of GILBARCO's Patent Rights and Related Technology, and for technical assistance and consulting services provided by

GILBARCO by mutual consent of both parties, until the expiration of the last of GILBARCO's Patent Rights as set forth in Article V, paragraph 5.2 of this Agreement, TOKHEIM shall make the following payments:

     A. Three Million Dollars ($3,000,000) as a fixed royalty, payable in equal quarterly installments over three (3) years (or twelve (12) quarterly installments of $250,000 each), plus interest at a rate per annum equal to the "prime rate" published by "The Wall Street Journal" at the time such payment is due. Such interest shall accrue from the Effective Date of this Agreement. The first of said installments shall be due and payable with the first quarterly royalty report, and payment, if any, which is due after the Effective Date of this Agreement, and each installment thereafter shall be due and payable with each quarterly royalty report and payment, if any, due, pursuant to Article IV, paragraph 4.2 of this Agreement (i.e., such installment payments shall be due for the first such year on April 30, July 30 and October 30, 1998, and on January 30, 1999; for the second such year on April 30, July 30 and October 30, 1999, and on January 30, 2000; and for the third such year on April 30, July 30 and October 30, 2000, and on January 30, 2001).

     B. TOKHEIM acknowledges and agrees that the fixed royalty and installment payments due under Article III, paragraph 3.1.A of this Agreement are nonrefundable and shall be paid in full, regardless of any disputes or disagreements which may arise at any time under this Agreement, including, but not limited to, termination under Article V.

     3.2  In addition to the fixed royalty payable to GILBARCO pursuant to
Article III, paragraph 3.1 above, TOKHEIM shall also pay GILBARCO the following earned royalties, for each Licensed Product manufactured, used or sold by TOKHEIM subsequent to the Effective

Date of this Agreement:

     A. (*1) per dispenser side for each dispenser side incorporating or retrofitting a Vapor Recovery Licensed Product, or (*2) for each two sided dispenser incorporating or retrofitting Vapor Recovery Licensed Products on both sides.
---------------
(*1) Confidential information has been omitted and filed separately with the
     Securities and Exchange Commission.
(*2) Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

     B. (*3) per dispenser side for each dispenser side incorporating or retrofitting an Electronic Blending Licensed Product, or (*4) for each two sided dispenser incorporating or retrofitting Electronic Blending Licensed Products on both sides.
---------------
(*3) Confidential information has been omitted and filed separately with the
     Securities and Exchange Commission.
(*4) Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

     C. (*5) per dispenser side for each dispenser side incorporating or retrofitting a Receipt Severing Licensed Product, or (*6) for each two-sided dispenser incorporating or retrofitting Receipt Severing Licensed Products on both sides.
---------------
(*5) Confidential information has been omitted and filed separately with the
     Securities and Exchange Commission.
(*6) Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

     3.3 Royalties and payments provided for in this Agreement in Article III, paragraphs 3.1 and 3.2, when overdue, shall bear interest at a rate per annum equal to two percent (2%) in excess of the "prime rate" published by "The Wall Street Journal" at the time such payment is due, and for the time period until payment is received by GILBARCO.

     3.4  The earned royalties accrued or paid by TOKHEIM under the terms of
Article III, paragraph 3.2 of this Agreement shall also be nonrefundable.

                      ARTICLE IV - ACCOUNTING PROVISIONS

     4.1  Records

     TOKHEIM shall keep or cause to be kept, in accordance with generally accepted accounting principles, books, records and accounts covering its operations applicable to this Agreement and containing all information necessary for the accurate determination of amounts payable hereunder. TOKHEIM also agrees to permit a mutually agreed to, certified public accountant, which agreement shall not be unreasonably withheld by TOKHEIM, to inspect, at GILBARCO's expense, at reasonable intervals and during regular business hours, such books, records and accounts as may be necessary to determine the completeness and accuracy of reports required to be made hereunder. Such certified public accountant shall agree to keep all TOKHEIM information confidential. In the event such inspection reveals that the reports provided by TOKHEIM pursuant to
Article 4.2 below understate the number of Licensed Products sold by an amount which is five percent (5%) or more, then TOKHEIM shall bear the cost of such inspection.

     4.2  Reports and Payment

     A. As promptly as practicable and within thirty (30) days after the end of each calendar quarter, any part of which is within the term of this Agreement, TOKHEIM shall deliver to GILBARCO a report in writing, certified by an officer of TOKHEIM, setting forth the number and type of Licensed Products sold during such calendar quarter by TOKHEIM. Such report shall be made whether or not TOKHEIM has made any sales during such quarter. TOKHEIM agrees to accompany each such report with payment of the royalties, if any, due to GILBARCO for TOKHEIM's sales during the period for which such report is made.

     B.   TOKHEIM shall also provide GILBARCO an annual summary within sixty
(60) days after the completion of each of TOKHEIM's fiscal years, prepared by an independent accounting firm which at the time shall be used by TOKHEIM as its auditors attesting to the number of Licensed Products sold by TOKHEIM in that fiscal year. The examination of books and records and preparation of this annual report shall be at the expense of TOKHEIM.


                       ARTICLE V - TERM AND TERMINATION

     5.1  Term

     The term of this Agreement shall be from the Effective Date until the expiration or lapsing of the last of GILBARCO's Patent Rights as set forth below in this Article V, paragraph 5.2 of this Agreement.

     5.2  Royalty Payments and Termination of Patents

     A.   Royalty Payments and Expiration or Lapse of Patents

     TOKHEIM's obligation to GILBARCO for earned royalty payments for Vapor Recovery Licensed Products in this Agreement under Article III, paragraph 3.1 shall cease with the last to lapse or expire of GILBARCO's U.S. Patent Nos. Re. 35,238 and 5,355,915, i.e., October 18, 2011; TOKHEIM's obligation to GILBARCO for earned royalty payments for Electronic Blending Licensed Products in this Agreement under Article III, paragraph 3.1 shall cease with the lapse or expiration of GILBARCO's U.S. Patent No. 4,876,653, i.e., October 24, 2006; TOKHEIM's obligation to GILBARCO for earned royalty payments for Receipt Severing Licensed Products in this Agreement under Article III, paragraph 3.1 shall cease with the lapse or expiration of GILBARCO's U.S. Patent No. 5,407,115, i.e., April 18, 2012.

     B.  Royalty Payments and Invalidity or Unenforceability of Patents

     In the event any of the foregoing patents are found to be invalid, void or unenforceable by a final decision of a court from which no appeal may be taken, TOKHEIM's obligations to pay earned royalties for that patent under the appropriate Paragraph of Article III, paragraph 3.2 shall cease. In no event shall this Paragraph affect TOKHEIM's obligation to pay the fixed royalty, or any of the installment payments due, under Article III., paragraph 3.1 of this Agreement.

     5.3  Termination

     A. GILBARCO, at its option, may terminate the License granted by it under this Agreement if TOKHEIM fails to make any of the payments due under this Agreement, or defaults in the performance of any material obligation and if the default has not been remedied within ninety (90) days after written notice by GILBARCO to TOKHEIM describing the default, except that in the case of a default GILBARCO may not terminate if the matter is being arbitrated pursuant to Article XI.

     B. TOKHEIM shall inform GILBARCO of any filing of a voluntary petition of bankruptcy, or another party's filing of an involuntary petition of bankruptcy, in writing within thirty (30) days of the filing of such a petition. Such filing shall be a material breach of this Agreement and shall entitle GILBARCO, at its sole discretion, to immediately terminate this Agreement as of the effective date of the filing of such petition.


                           ARTICLE VI - GOVERNING LAW

      This Agreement shall be governed and interpreted in accordance with the laws of the State of North Carolina, except to the extent that North Carolina's conflict of law rules would indicate the application of the law of another state or country. TOKHEIM further consents to the jurisdiction over it of the State and federal courts of North Carolina for the purpose of resolving any disputes, claims or controversies arising out of this Agreement, other than any disputes, claims or controversies which are subject to adjudication by the arbitration provisions of
Article XI of this Agreement.

              ARTICLE VII-ENFORCEMENT OF GILBARCO'S PATENT RIGHTS

     7.1 TOKHEIM shall promptly notify GILBARCO and provide evidence and documentation of any infringement by another of GILBARCO's Patent Rights in the United States, insofar as such rights relate to Licensed Products hereunder. If such evidence and documentation establishes that a third party is actually infringing any of GILBARCO's Patent Rights in the United States to the substantial detriment of TOKHEIM, while TOKHEIM is paying earned royalties to GILBARCO pursuant to the provisions of this Agreement and is not in material breach of any term or condition hereof, and if GILBARCO within a period of six
(6) months after receiving such written notice of infringement and such evidence and documentation of actual infringement from TOKHEIM fails to institute legal action against such unlicensed third party to enjoin such unlicensed activities, or fails to reasonably satisfy TOKHEIM that such unlicensed activities will cease, TOKHEIM shall have the right, at its expense, to institute legal action against such unlicensed third party and to retain any royalties or other damages collected as a result of such legal action, provided that TOKHEIM shall keep GILBARCO fully and promptly advised with respect to such legal action and, in particular, all challenges to the validity and enforceability of GILBARCO's Patent Rights, and shall permit GILBARCO to join such action, at GILBARCO's expense, if GILBARCO so desires. If GILBARCO is required to join such legal action under the rules of the jurisdiction, GILBARCO will do so at TOKHEIM's expense.

     7.2 The existence of any known or suspected infringement by another of GILBARCO's Patent Rights shall not entitle TOKHEIM to cease the payment of earned royalties pursuant to the terms of ARTICLE III.


               ARTICLE VIII - GENERAL TERMS AND CONDITIONS

     8.1  Relationship of the Parties

     This Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the Parties. Neither Party shall hold itself out contrary to the terms of this Paragraph. Neither Party shall be liable to any third party for the representations, acts or omissions of the other party.

     8.2  Notices

     Unless otherwise expressly provided for, all notices required under this Agreement must be in writing and must be delivered personally or sent by certified mail (postage prepaid and return receipt requested) to the other Party at the address set forth below (or to any other address given by either Party to the other Party in writing):

     For GILBARCO:

          GILBARCO INC.
          P.O. Box 22087
          7300 West Friendly Avenue
          Greensboro, NC 27420

          Attn:  Office of the General Counsel

     For TOKHEIM:

          TOKHEIM CORPORATION
          10501 Corporate Drive
          Fort Wayne, Indiana 46945

          Attn:  Office of the General Counsel

In the case of mailing, the effective date of delivery of any notice shall be considered to be ten (10) days after proper mailing.

     8.3  Waiver and Amendment

     No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced. No failure or delay by either Party in exercising any right power or remedy under this Agreement shall operate as a waiver of the right, power or remedy. No waiver of any term, condition or default of this Agreement shall be construed as a waiver of any other term, condition or default.

     8.4  Assignment

     TOKHEIM may not assign any rights or obligations under this Agreement without GILBARCO's prior written consent except that the respective rights and obligations of TOKHEIM under this Agreement shall be assignable without the consent of GILBARCO, but subject to prior notice, to any person or entity who acquires all of that portion of TOKHEIM's business to which this Agreement relates, in which event the assignee shall enjoy the benefits of, and be bound by the respective rights and obligations of TOKHEIM hereunder. Any other assignment of this Agreement or the rights hereunder by TOKHEIM shall be void and of no effect unless consented to in writing by GILBARCO. GILBARCO has the right to assign this Agreement and to assign its rights under this Agreement, in whole or in part, at any time and without TOKHEIM's consent.

     8.5  Entire Agreement

     This Agreement constitutes the complete and final agreement between the parties, and supersedes all prior negotiations and agreements between the parties concerning its subject matter. The interpretation of this Agreement may not be explained or supplemented by any course of dealing or performance, or by usage of trade.

     8.6  Patent Marking

     TOKHEIM agrees to mark every device manufactured by or sold by it under this Agreement in accordance with the statutes of the United States relating to marking of patented articles.

     8.7  Heading

     The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions.

     8.8  Singular and Plural Terms

     Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

     8.9  Severability

     If any provision of this Agreement is finally held by a court of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect, unless as a result of such unlawful provision there is a material failure of consideration as to a party and such party is unwilling to waive such failure.



                           ARTICLE IX -- WARRANTIES

     9.1 GILBARCO represents and warrants that it owns GILBARCO's Patent Rights and that such rights are not the subject of any encumbrance, lien or claim of ownership by any third party.


     9.2 TOKHEIM understands, acknowledges and agrees that, except as specifically provided herein, GILBARCO DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, A WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), IN RESPECT OF THE GILBARCO'S PATENT RIGHTS AND RELATED TECHNOLOGY, FOR ANY PRODUCTS PRODUCED BY OR FOR TOKHEIM, OR ANY OTHER SUBJECT MATTER HEREOF.



                   ARTICLE X -- CONFIDENTIALITY OF AGREEMENT

     The terms and conditions of this Agreement shall be kept confidential by both parties hereto and shall not be disclosed by either party without the prior written consent of the other, except as may be required by law or by order of a court, or as required by the provisions of any license agreement to which GILBARCO is a party, provided, however, TOKHEIM may disclose the terms and conditions of this Agreement to Nuovo Pignone's counsel, pursuant to the Protective Order in this case as "Confidential Counsel Only" without prior written consent of GILBARCO. Nothing in this Paragraph, however, shall preclude either party from announcing that an agreement has been reached between the parties settling the disputes between them and that GILBARCO has granted and TOKHEIM has received a license under GILBARCO's Patent Rights and to use its Related Technology.


                           ARTICLE XI -- ARBITRATION

     11.1  Provision for Arbitration

     Any controversy or claim arising out of or relating to this Agreement, or breach thereof, if not otherwise settled by the parties, shall be settled by expedited binding arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof, provided, however, that the arbitrators shall not have the power to either amend this Agreement in any respect, or to arbitrate any issue of the validity, enforceability or infringement of GILBARCO's Patent Rights. The arbitration award shall then have the same force and effect as if the award and decision were made and entered by a court. The arbitration proceedings shall be conducted in Greensboro, North Carolina, and shall be conducted by an arbitrator who shall be experienced in the field to which the issues relate and approved by both Parties and who shall have no financial interest or relation to the subject matter or the Parties hereto.

     11.2  Commencement

     GILBARCO or TOKHEIM may commence an arbitration proceeding under this Section by giving written notice to the other party, which notice shall set forth the matters to be arbitrated. The other party shall respond within thirty
(30) days upon receipt of such notice. Thereafter the arbitrator shall be selected in accordance with the Rules of the American

Arbitration Association and the provisions of Article XI, paragraph 11.1 above.

     11.3  Expenses and Costs

     Until a determination hereunder, the parties shall share equally in the payment of the expenses of the arbitrator. As part of any award, the arbitrator may award the payment of arbitration expenses to the prevailing party.

     11.4  Rules of Procedure

     In the event that the Rules of the American Arbitration Association do not

cover a question arising during arbitration, then the laws of the United States of America and the State of North Carolina pertaining to arbitration shall apply. The arbitrators shall provide for discovery, pursuant to the Federal

Rules of Civil Procedure and the Federal Rules of Evidence, for a reasonable period following the selection of the arbitrator, with questions relating to such discovery determined by the arbitrator.


                       ARTICLE XII - FORCE MAJEURE

     12.1  Neither Party shall be responsible to the other for failure to perform any of the obligations (other than the obligation to pay money) imposed by this Agreement, provided such failure shall be caused directly by fire,

explosion, lightening, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference,

civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage or by any cause beyond the reasonable control of the Party in question.

                     ARTICLE XIII - RELEASE AND SETTLEMENT

     13.1  In consideration of the promises and covenants contained herein, the parties hereto agree as follows:


          A.  Release by GILBARCO.  Subject to the provisions of this Agreement
              --------------------
and the entry of the Consent Judgment appended as Exhibit A, GILBARCO hereby releases and forever discharges TOKHEIM, together with its directors, officers,

agents, stockholders, as well as its/their heirs, assigns, suppliers and successors, from any and all claims, demands, liabilities, actions or causes of action of whatsoever kind or nature which GILBARCO has or may have as a result of or arising out of the subject matter of GILBARCO's Patent Rights and/or the

Lawsuit. Subject to the provisions of this Agreement and the entry of the

Consent Judgment appended as Exhibit A, it is the intent of the parties that

GILBARCO hereby releases any and all claim which it believes it has or may have against TOKHEIM and/or its officers, directors, shareholders, agents, heirs or its successors in interest at any time prior to and including the date of the execution of this Agreement that it has or may have as a result of or arising out of the subject matter of the GILBARCO Patent Rights and/or the Lawsuit.

          B.  Release by TOKHEIM.  Subject to the provisions of this Agreement
              -------------------
and the entry of the Consent Judgment appended as Exhibit A, Tokheim hereby releases and forever discharges GILBARCO and its agents, as well as its heirs and assigns, from any and all claims, demands, liabilities, actions or causes of action of whatsoever kind or nature which they may have arising out of the subject matter of the Lawsuit and/or GILBARCO'S Patent Rights. Subject to the

provisions of that Agreement and the entry of the Consent Judgment appended as

Exhibit A, it is the intent of the parties that TOKHEIM releases GILBARCO and its agents, heirs
and assigns from any and all claims which it has or may have at any time prior to and including the date of the execution of this Agreement that it has or may have as a result of or arising out of the subject matter of the GILBARCO Patent

Rights and/or the Lawsuit.


GILBARCO INC.


By: /s/ David L. Kaehler
    ---------------------------

Title: President, Gilbarco N.A.
       ------------------------

DATED: 2/11/98
       ------------------------


TOKHEIM CORPORATION


By: /s/ John A. Negovetich
    ---------------------------

Title: Executive Vice President, Finance and Administration
       ----------------------------------------------------

DATED: 2/4/98
       ------------------------